UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

IVANHOE MINES LTD.
(Exact name of registrant as specified in its charter)
Yukon, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 654, 999 Canada Place, Vancouver, British Columbia, Canada	V6C 3E1
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered

Common Share Purchase Rights	New York Stock Exchange NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act:  None

Explanatory Note

This Amendment No.1 hereby amends the registration statement on Form 8-A (the “Registration Statement”) filed by Ivanhoe Mines Ltd. (“Ivanhoe”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 5, 2010.

The Registration Statement is incorporated herein by reference. Item 1 of the Registration Statement is amended by adding the following:

Item 1. Description of Registrant’s Securities to be Registered

On April 22, 2010, the Board of Directors of Ivanhoe approved and adopted an Amended and Restated Shareholder Rights Plan Agreement (the “Amended Rights Plan”) to replace the Company’s Shareholder Rights Plan Agreement, dated April 5, 2010 (the “Original Rights Plan”) by and between Ivanhoe and CIBC Melon Trust Company, as Rights Agent (the “Rights Agent”).

The authorized amendments reflected in the Amended Rights Plan can be summarized as follows:

•
the definition of "Acquiring Person" has been revised to enable a person who becomes the beneficial owner of 20% or more of the common shares through a combination of listed provisions to acquire an additional 1% of Ivanhoe's shares without triggering the plan;

•	the definition of "Beneficial Ownership" has been revised to delete the reference to ownership by way of "Derivative Contracts";

•	the definition of "Exempt Acquisition" has been revised to cap the exemption for issuances under incentive plans and to modify the provision related to permitted treasury issuances; and

•	the shareholder approval provision has been revised to clarify that separate shareholder approvals of the plan will exclude both "Acquiring Persons" and "Grandfathered Persons".

The Amended Rights Plan currently is in effect, subject to confirmation through a vote of shareholders at Ivanhoe’s annual general and special meeting to be held on May 7, 2010. Capitalized terms used but not otherwise defined herein will have meanings given such terms in the Amended Rights Plan.  The foregoing description is only a summary of certain terms and conditions of the Amended Rights Plan and is qualified in its entirety by reference to the Amended Rights Plan, which is incorporated into this Registration Statement by reference as Exhibit 4.2.

Item 2. Exhibits

Exhibit Number	Description of Exhibit

4.1
Shareholder Rights Plan Agreement, dated as of April 5, 2010, by and between Ivanhoe Mines Ltd. and CIBC Mellon Trust Company, as Rights Agent (previously filed as Exhibit 4.1 to Ivanhoe’s Registration Statement on Form 8-A filed with the SEC on April 5, 2010)

4.2	Amended and Restated Shareholder Rights Plan Agreement, dated as of April 21, 2010, by and between Ivanhoe Mines Ltd. and CIBC Mellon Trust Company, as Rights Agent.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ivanhoe Mines Ltd.

Date: April 22, 2010	By:	/s/ Tony Giardini
Name: Tony Giardini
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Shareholder Rights Plan Agreement, dated as of April 5, 2010, by and between Ivanhoe Mines Ltd. and CIBC Mellon Trust Company, as Rights Agent (previously filed as Exhibit 4.1 to Ivanhoe’s Registration Statement on Form 8-A filed with the SEC on April 5, 2010)

4.2	Amended and Restated Shareholder Rights Plan Agreement, dated as of April 21, 2010, by and between Ivanhoe Mines Ltd. and CIBC Mellon Trust Company, as Rights Agent.